UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                            W.P. Stewart & Co., Ltd.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    G84922114
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|_| Rule 13d-1(c)
|x| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (continued on the following 4 pages)

                                                               Page 2 of 5 pages

                                  SCHEDULE 13G

CUSIP NO. G84922114

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS

     WPS II, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Hamilton, Bermuda
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NONE
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NONE
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     Corporation (CO)
--------------------------------------------------------------------------------

                                                               Page 3 of 5 pages

                                  SCHEDULE 13G

ITEM 1(a).  Name of Issuer

            W.P. Stewart & Co., Ltd.

ITEM 1(b).  Address of Issuer's Principal Executive Offices

            Trinity Hall
            43 Cedar Avenue
            P.O. Box HM 2905
            Hamilton HM LX
            Bermuda

ITEM 2(a).  Names of Person Filing

            WPS II, Inc.

ITEM 2(b).  Address of Principal Business Office or, if none, Residence

            527 Madison Avenue
            New York, NY 10022

ITEM 2(c).  Citizenship

            Delaware, USA

ITEM 2(d).  Title of Class of Securities

            Common Shares, $0.01 par value

ITEM 2(e).  CUSIP Number

            G84922114

ITEM 3.     Not Applicable.

ITEM 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount Beneficially Owned:

                                                               Page 4 of 5 pages

                                  SCHEDULE 13G

      (b)   Percent of Class:

            0%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote 0

            (ii)  Shared power to vote or to direct the vote NONE

            (iii) Sole power to dispose or to direct the disposition of
                  0

            (iv)  Shared power to dispose or to direct the disposition of NONE

ITEM 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable

ITEM 8.     Identification and Classification of Members of the Group

            Not Applicable

ITEM 9.     Notice of Dissolution of Group

            Not Applicable

ITEM 10.    Certification

            Not Applicable

                                                               Page 5 of 5 pages

                                  SCHEDULE 13G

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              January 12, 2009
                              -------------------------------------------------
                              Date

                              /s/ William P. Stewart, Jr.
                              -------------------------------------------------
                              Signature

                              William P. Stewart, Jr.  - Chairman and Secretary
                              -------------------------------------------------
                              Name/Title